BLACKROCKNew Jersey Municipal Bond Fund

FILE #811-04375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
8/2/2006	Commonwealth of Puerto Rico	835,650,000	500,000

Morgan Stanley, Goldman Sachs & Co., Banc of America Securities LLC, Citigroup Global Markets Inc.,  J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch & Co.,  Popular Securities, Inc., Raymond James & Associates, Ramirez & Co. Inc., Wachovia Bank, National Association, UBS Securities LLC

1/24/2007	TOBACCO SETTLEMENT FING CORP N J	1,149,273,282.50	$ 4,000,000

Bear, Stearns & Co. Inc.; Citigroup; Lehman Brothers; UBS Investment Bank; Banc of America Securities LLC; BB&T Capital Markets; First Albany Capital Inc.; Goldman, Sachs & Co.; Loop Capital Markets; M.R. Beal & Company; Merrill Lynch; Morgan Keegan & Company, Inc.; Wachovia Securities

4/20/2007	PUERTO RICO ELEC PWR AUTH PWR REV	1,943,565,000.00	$ 4,000,000

JPMorgan; UBS Investment Bank; Wachovia Bank, National Association; Banc of America Securities LLC; BBVAPR MSD; Citigroup; Goldman, Sachs & Co.; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley; Popular Securities; RBC Capital Markets; Samuel A. Ramirez & Co.; Santander Securities